Exhibit 99.1

South Plains Financial, Inc. Reports Third Quarter 2026 Financial Results

LUBBOCK, Texas, October 22, 2026 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended September 30, 2026.

Third Quarter 2026 Highlights

●	Net income for the third quarter of 2026 was $20.8 million, compared to $19.0 million for the second quarter of 2026 and $16.3 million for the third quarter of 2025.
●	Diluted earnings per share for the third quarter of 2026 was $1.06, compared to $0.96 for the second quarter of 2026 and $0.96 for the third quarter of 2025.
●	Average cost of deposits for the third quarter of 2026 was 207 basis points, compared to 208 basis points for the second quarter of 2026 and 210 basis points for the third quarter of 2025.
●	Net interest margin, on a tax-equivalent basis, was 4.00% for the third quarter of 2026, compared to 4.00% for the second quarter of 2026 and 4.05% for the third quarter of 2025.
●	Return on average assets for the third quarter of 2026 was 1.53%, compared to 1.44% for the second quarter of 2026 and 1.47% for the third quarter of 2025.
●	Tangible book value (non-GAAP) per share was $29.23 as of September 30, 2026, compared to $29.60 as of June 30, 2026 and $28.14 as of September 30, 2025.
●	The consolidated total risk-based capital ratio, common equity tier 1 risk-based capital ratio, and tier 1 leverage ratio at September 30, 2026 were 16.61%, 14.20%, and 12.42%, respectively.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “As I prepare to retire as Chief Executive Officer at the end of this year, I could not be prouder of what City Bank and South Plains have become. The strong results we delivered in the third quarter, including near-record earnings and solid organic loan growth, reflect the strength of our franchise and reinforce my confidence in the future of the Company. Our leadership transition reflects years of thoughtful planning, and I am confident that Cory and the rest of our experienced management team are well prepared to build on our success. I look forward to continuing my service as Chairman and helping guide the long-term strategy of the Company.”

Cory Newsom, South Plains’ President, added, “I am honored by the Board’s confidence in appointing me as South Plains’ next Chief Executive Officer and excited to build upon the strong foundation that our team has created. Our third quarter results reflect the investments that we have made to expand our lending platform across our high-growth Texas markets, with annualized loan growth accelerating to 6.3% during the quarter, consistent with our expectations. We believe our loan pipeline remains healthy, and we continue to see opportunities to recruit experienced bankers as industry consolidation creates disruption across our markets. With a strong balance sheet, stable profitability and attractive returns, we believe we are well positioned to continue growing the South Plains franchise, enhancing the long-term earning power of the Bank and creating value for our shareholders.”

Results of Operations, Quarter Ended September 30, 2026

Net Interest Income

Net interest income was $51.5 million for the third quarter of 2026, compared to $50.3 million for the second quarter of 2026 and $43.0 million for the third quarter of 2025. Net interest margin, calculated on a tax-equivalent basis, was 4.00% for the third quarter of 2026, compared to 4.00% for the second quarter of 2026 and 4.05% for the third quarter of 2025. The average yield on loans was 6.75% for the third quarter of 2026, compared to 6.81% for the second quarter of 2026 and 6.92% for the third quarter of 2025. The average cost of deposits was 207 basis points for the third quarter of 2026, which is 1 basis point lower than the second quarter of 2026 and 3 basis points lower than the third quarter of 2025.

Interest income was $76.4 million for the third quarter of 2026, compared to $75.0 million for the second quarter of 2026 and $64.5 million for the third quarter of 2025. Interest income in the third quarter of 2026 increased $1.4 million compared to the second quarter of 2026 and increased $11.9 million compared to the third quarter of 2025. The $1.4 million quarterly increase was mainly due to an increase of $53.4 million in average interest-bearing assets, while the year-over-year increase of $11.9 million was primarily due to the acquisition of BOH Holdings, Inc.’s (“BOH”) approximately $667 million of interest-earning assets in the second quarter of 2026 along with organic growth.

Interest expense was $24.9 million for the third quarter of 2026, compared to $24.7 million for the second quarter of 2026 and $21.5 million for the third quarter of 2025. Interest expense in the third quarter of 2026 increased $295 thousand compared to the second quarter of 2026 and increased $3.4 million compared to the third quarter of 2025. The year-over-year increase of $3.4 million was mainly attributable to the acquisition of BOH’s approximately $611 million of interest-bearing liabilities during the second quarter of 2026 along with organic growth.

Noninterest Income and Noninterest Expense

Noninterest income was $13.8 million for the third quarter of 2026, compared to $14.1 million for the second quarter of 2026 and $11.2 million for the third quarter of 2025. The decrease from the second quarter of 2026 was primarily due to a decrease of $568 thousand in bank card services and interchange revenue, mainly as a result of incentives received during the second quarter of 2026. The increase in noninterest income for the third quarter of 2026 as compared to the third quarter of 2025 was primarily due to an increase of $2.3 million in mortgage banking revenues, mainly as a result of the change in the fair value adjustment of the mortgage servicing rights assets – a write-up of $1.6 million in the third quarter of 2026 compared to a write-down of $925 thousand in the third quarter of 2025 – based on market interest rate changes during the respective quarters.

Noninterest expense was $38.1 million for the third quarter of 2026, compared to $39.9 million for the second quarter of 2026 and $33.0 million for the third quarter of 2025. The $1.8 million decrease from the second quarter of 2026 was primarily the result of a decrease of $1.1 million in personnel expenses, mainly as a result of $710 thousand of acquisition-related expenses in the second quarter and a decline of $326 thousand in mortgage commissions during the third quarter. There was also a decline in other noninterest expenses of $596 thousand, mainly due to $343 thousand in acquisition-related expenses in the second quarter of 2026. The $5.1 million increase in noninterest expense for the third quarter of 2026 as compared to the third quarter of 2025 was largely the result of an increase in core operating expenses from the BOH acquisition of approximately $2.5 million and annual salary adjustments.

Loan Portfolio and Composition

Loans held for investment were $3.83 billion as of September 30, 2026, compared to $3.77 billion as of June 30, 2026 and $3.05 billion as of September 30, 2025. The increase of $59.7 million, or 6.3% annualized, during the third quarter of 2026 as compared to the second quarter of 2026 occurred as a result of organic loan growth during the quarter. The organic growth was net of one early loan payoff of $25 million during the quarter, which was fully secured by the borrower’s deposit account. As of September 30, 2026, loans held for investment increased $777.6 million as compared to September 30, 2025, as a result of BOH acquisition-related growth of $631.9 million and organic growth during the period.

Deposits and Borrowings

Deposits totaled $4.66 billion as of September 30, 2026, compared to $4.64 billion as of June 30, 2026 and $3.88 billion as of September 30, 2025. Deposits increased by $20.1 million in the third quarter of 2026 from June 30, 2026. Deposits increased by $779.5 million at September 30, 2026 as compared to September 30, 2025. Noninterest-bearing deposits were $1.18 billion as of September 30, 2026, compared to $1.15 billion as of June 30, 2026 and $1.0 billion as of September 30, 2025. Noninterest-bearing deposits represented 25.3% of total deposits as of September 30, 2026. The year-over-year change in total deposits was due to $595.6 million in deposits acquired through the BOH acquisition and organic growth broadly across the deposit portfolio during the period.

Asset Quality

The Company recorded a provision for credit losses in the third quarter of 2026 of $830 thousand, compared to $350 thousand in the second quarter of 2026 and $500 thousand in the third quarter of 2025. The increase in provision for both comparisons was largely attributable to activity in the third quarter of 2026 which included higher net charge-offs and increased loan balances.

The ratio of allowance for credit losses to loans held for investment was 1.38% as of September 30, 2026, compared to 1.41% as of June 30, 2026 and 1.45% as of September 30, 2025.

The ratio of nonperforming assets to total assets was 0.31% as of September 30, 2026, compared to 0.19% as of June 30, 2026 and 0.26% as of September 30, 2025. Annualized net charge-offs were 0.13% for the third quarter of 2026, compared to 0.06% for the second quarter of 2026 and 0.16% for the third quarter of 2025.

Capital

Book value per share decreased to $33.04 at September 30, 2026, compared to $33.43 at June 30, 2026. The change was primarily driven by a decrease in accumulated other comprehensive income (“AOCI”) of $25.5 million, partially offset by $17.4 million of net income after dividends paid during the third quarter of 2026. The decrease in AOCI was attributed to the after-tax decrease in fair value of our securities available for sale, net of fair value hedges, as a result of increases in long-term market interest rates during the period. The ratio of tangible common equity to tangible assets (non-GAAP) declined 16 basis points to 10.32% at September 30, 2026.

Conference Call

South Plains will host a conference call to discuss its third quarter 2026 financial results today, October 22, 2026, at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13762814. The replay will be available until November 5, 2026.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events and South Plains’ financial performance. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; slower economic growth rates or potential recession in the United States and our market areas; uncertainty or perceived instability in the banking industry as a whole; increased competition for deposits in our market areas among traditional and nontraditional financial services companies, and related changes in deposit customer behavior; the impact of changes in market interest rates, whether due to a continuation of the elevated interest rate environment, further increases in interest rates, or future reductions in interest rates and a resulting decline in net interest income; the persistent inflationary pressures in the United States; the uncertain impacts of current and future monetary policies of the Board of Governors of the Federal Reserve System; a deterioration of credit quality; changes in unemployment rates in the United States and our market areas; adverse changes in customer sentiment, spending, borrowing and savings habits; elevated asset prices; declines in housing and commercial real estate values and prices; a deterioration of the credit rating for U.S. long-term sovereign debt or the impact of uncertain or changing political conditions, including federal government shutdowns and uncertainty regarding United States fiscal debt, deficit and budget matters; cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; severe weather, natural disasters, military conflicts (including the conflicts in the Middle East, the possible expansion of such conflicts and potential geopolitical and economic consequences), acts of terrorism, geopolitical instability, domestic civil unrest or other external events, including as a result of the impact of the policies of the current U.S. presidential administration or Congress; the impacts of tariffs, sanctions, and other trade policies of the United States and its global trading counterparts and the resulting impact on the Company and its customers; competition and market expansion opportunities; changes in non-interest expenditures or in the anticipated benefits of such expenditures; our ability to keep pace with changes in, and the risks related to the development, implementation, use and management of, emerging technologies, including digital assets, artificial intelligence and machine learning; potential costs related to the impacts of climate change; current or future litigation, regulatory examinations or other legal and/or regulatory actions; our ability to successfully make and integrate acquisitions, which may include regulatory approvals and conditions, and our ability to recognize the expected benefits and synergies of our completed acquisitions; changes in accounting principles and standards, including those related to loan loss recognition under the current expected credit loss, or CECL, methodology; and changes in applicable laws, regulations, or policies in the United States. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Selected Income Statement Data:
Interest income	$76,410	$75,003	$62,632	$63,421	$64,520
Interest expense	24,949	24,654	19,780	20,471	21,501
Net interest income	51,461	50,349	42,852	42,950	43,019
Provision for credit losses	830	350	260	1,775	500
Noninterest income	13,810	14,143	11,295	10,934	11,165
Noninterest expense	38,074	39,864	35,526	33,023	33,024
Income tax expense	5,602	5,286	3,816	3,832	4,342
Net income	20,765	18,992	14,545	15,254	16,318
Per Share Data (Common Stock):
Net earnings, basic	1.10	0.99	0.89	0.94	1.00
Net earnings, diluted	1.06	0.96	0.85	0.90	0.96
Cash dividends declared and paid	0.18	0.17	0.17	0.16	0.16
Book value	33.04	33.43	30.90	30.31	29.41
Tangible book value (non-GAAP)	29.23	29.60	29.65	29.05	28.14
Weighted average shares outstanding, basic	18,844,259	19,100,893	16,318,570	16,248,336	16,241,695
Weighted average shares outstanding, dilutive	19,601,363	19,809,801	17,036,334	16,996,517	16,990,546
Shares outstanding at end of period	18,847,573	18,839,105	16,342,219	16,293,577	16,247,839
Selected Period End Balance Sheet Data:
Cash and cash equivalents	776,735	787,757	722,000	552,439	635,046
Investment securities	518,347	555,427	602,852	567,540	571,138
Total loans held for investment	3,831,138	3,771,434	3,103,529	3,144,502	3,053,503
Allowance for credit losses	52,768	53,076	44,822	45,131	44,125
Total assets	5,410,874	5,391,206	4,646,374	4,480,500	4,479,437
Interest-bearing deposits	3,481,584	3,488,985	2,993,469	2,850,560	2,831,642
Noninterest-bearing deposits	1,179,107	1,151,641	1,034,117	1,023,517	1,049,501
Total deposits	4,660,691	4,640,626	4,027,586	3,874,077	3,881,143
Borrowings	60,493	60,493	60,493	60,493	60,493
Total stockholders’ equity	622,756	629,765	504,939	493,837	477,802
Summary Performance Ratios:
Return on average assets (annualized)	1.53%	1.44%	1.31%	1.36%	1.47%
Return on average equity (annualized)	13.15%	12.17%	11.81%	12.46%	13.89%
Net interest margin(1)	4.00%	4.00%	4.04%	4.00%	4.05%
Yield on loans	6.75%	6.81%	6.83%	6.79%	6.92%
Cost of interest-bearing deposits	2.73%	2.74%	2.64%	2.75%	2.87%
Efficiency ratio	58.12%	61.59%	65.33%	61.02%	60.69%
Summary Credit Quality Data:
Nonperforming loans	15,313	9,506	5,093	9,805	9,709
Nonperforming loans to total loans held for investment	0.40%	0.25%	0.16%	0.31%	0.32%
Other real estate owned	1,722	790	994	1,749	1,827
Nonperforming assets to total assets	0.31%	0.19%	0.13%	0.26%	0.26%
Allowance for credit losses to total loans held for investment	1.38%	1.41%	1.44%	1.44%	1.45%
Net charge-offs to average loans outstanding (annualized)	0.13%	0.06%	0.04%	0.10%	0.16%

	As of and for the quarter ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Capital Ratios:
Total stockholders’ equity to total assets	11.51%	11.68%	10.87%	11.02%	10.67%
Tangible common equity to tangible assets (non-GAAP)	10.32%	10.48%	10.48%	10.61%	10.25%
Common equity tier 1 to risk-weighted assets	14.20%	14.11%	14.80%	14.45%	14.41%
Tier 1 capital to average assets	12.42%	12.21%	12.68%	12.53%	12.37%
Total capital to risk-weighted assets	16.61%	16.54%	17.61%	17.26%	17.34%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	September 30, 2026			September 30, 2025

	Average			Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets
Loans(1)	$3,847,368	$65,502	6.75%	$3,093,465	$53,935	6.92%
Debt securities - taxable	468,562	4,166	3.53%	498,302	4,638	3.69%
Debt securities - nontaxable	151,800	1,075	2.81%	155,028	1,080	2.76%
Other interest-bearing assets	658,298	5,900	3.56%	489,621	5,101	4.13%

Total interest-earning assets	5,126,028	76,643	5.93%	4,236,416	64,754	6.06%
Noninterest-earning assets	243,848			169,345

Total assets	$5,369,876			$4,405,761

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,899,510	18,784	2.57%	$2,325,281	16,007	2.73%
Time deposits	594,664	5,254	3.51%	424,788	3,918	3.66%
Short-term borrowings	7	-	0.00%	7	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	14,100	238	6.70%	63,534	835	5.21%
Junior subordinated deferrable interest debentures	46,393	673	5.76%	46,393	741	6.34%

Total interest-bearing liabilities	3,554,674	24,949	2.78%	2,860,003	21,501	2.98%
Demand deposits	1,109,748			1,010,159
Other liabilities	79,193			69,661
Stockholders’ equity	626,261			465,938

Total liabilities & stockholders’ equity	$5,369,876			$4,405,761

Net interest income		$51,694			$43,253
Net interest margin(2)			4.00%			4.05%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Nine Months Ended
	September 30, 2026			September 30, 2025

	Average			Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets
Loans(1)	$3,585,041	$182,298	6.80%	$3,087,530	$158,406	6.86%
Debt securities - taxable	480,312	12,689	3.53%	505,721	14,030	3.71%
Debt securities - nontaxable	152,488	3,232	2.83%	153,486	3,109	2.71%
Other interest-bearing assets	625,077	16,525	3.53%	444,473	13,707	4.12%

Total interest-earning assets	4,842,918	214,744	5.93%	4,191,210	189,252	6.04%
Noninterest-earning assets	218,662			169,264

Total assets	$5,061,580			$4,360,474

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,746,269	52,191	2.54%	$2,318,134	47,408	2.73%
Time deposits	544,710	14,441	3.54%	435,127	12,406	3.81%
Short-term borrowings	1,250	38	4.06%	9	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	14,100	719	6.82%	63,850	2,505	5.25%
Junior subordinated deferrable interest debentures	46,393	1,994	5.75%	46,393	2,209	6.37%

Total interest-bearing liabilities	3,352,722	69,383	2.77%	2,863,513	64,528	3.01%
Demand deposits	1,067,204			978,426
Other liabilities	57,696			66,471
Stockholders’ equity	583,958			452,064

Total liabilities & stockholders’ equity	$5,061,580			$4,360,474

Net interest income		$145,361			$124,724
Net interest margin(2)			4.01%			3.98%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2026	December 31, 2025

Assets
Cash and due from banks	$48,735	$58,318
Interest-bearing deposits in banks	728,000	494,121
Securities available for sale	518,347	567,540
Loans held for sale	10,451	9,993
Loans held for investment	3,831,138	3,144,502
Less: Allowance for credit losses	(52,768)	(45,131)
Net loans held for investment	3,778,370	3,099,371
Premises and equipment, net	51,154	51,563
Goodwill	66,592	19,315
Intangible assets	5,265	1,133
Mortgage servicing rights	27,616	24,041
Other assets	176,344	155,105
Total assets	$5,410,874	$4,480,500

Liabilities and Stockholders’ Equity
Noninterest bearing deposits	$1,179,107	$1,023,517
Interest-bearing deposits	3,481,584	2,850,560
Total deposits	4,660,691	3,874,077
Short-term borrowings	-	-
Subordinated debt	14,100	14,100
Junior subordinated deferrable interest debentures	46,393	46,393
Other liabilities	66,934	52,093
Total liabilities	4,788,118	3,986,663
Stockholders’ Equity
Common stock	18,848	16,294
Additional paid-in capital	195,307	91,065
Retained earnings	479,082	434,197
Accumulated other comprehensive income (loss)	(70,481)	(47,719)
Total stockholders’ equity	622,756	493,837
Total liabilities and stockholders’ equity	$5,410,874	$4,480,500

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025

Interest income:
Loans, including fees	$65,495	$53,928	$182,278	$158,384
Other	10,915	10,592	31,767	30,193
Total interest income	76,410	64,520	214,045	188,577
Interest expense:
Deposits	24,038	19,925	66,632	59,814
Subordinated debt	238	835	719	2,505
Junior subordinated deferrable interest debentures	673	741	1,994	2,209
Other	-	-	38	-
Total interest expense	24,949	21,501	69,383	64,528
Net interest income	51,461	43,019	144,662	124,049
Provision for credit losses	830	500	1,440	3,420
Net interest income after provision for credit losses	50,631	42,519	143,222	120,629
Noninterest income:
Service charges on deposits	2,531	2,266	7,152	6,505
Mortgage banking activities	4,878	2,575	13,643	8,294
Bank card services and interchange fees	3,542	3,403	10,868	10,553
Other	2,859	2,921	7,585	8,603
Total noninterest income	13,810	11,165	39,248	33,955
Noninterest expense:
Salaries and employee benefits	22,388	19,413	66,059	58,562
Net occupancy expense	4,390	4,046	12,673	12,045
Professional services	1,940	1,293	6,745	4,897
Marketing and development	1,028	979	3,061	2,803
Other	8,328	7,293	24,926	21,290
Total noninterest expense	38,074	33,024	113,464	99,597
Income before income taxes	26,367	20,660	69,006	54,987
Income tax expense	5,602	4,342	14,704	11,770
Net income	$20,765	$16,318	$54,302	$43,217

South Plains Financial, Inc.
Loan and Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2026	December 31, 2025	September 30, 2025
Loans:
Commercial Real Estate	$1,364,396	$1,064,625	$1,035,926
Commercial - Specialized	435,051	409,351	377,783
Commercial - General	835,328	659,323	629,256
Consumer:
1-4 Family Residential	711,700	589,851	592,578
Auto Loans	270,688	259,157	256,281
Other Consumer	60,262	62,092	63,727
Construction	153,713	100,103	97,952
Total loans held for investment	$3,831,138	$3,144,502	$3,053,503

Deposits:
Noninterest-bearing deposits	$1,179,107	$1,023,517	$1,049,501
NOW & other transaction accounts	1,453,376	1,307,596	1,291,756
MMDA & other savings	1,462,222	1,111,529	1,114,945
Time deposits	565,986	431,435	424,941
Total deposits	$4,660,691	$3,874,077	$3,881,143

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	For the three months ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Pre-tax, pre-provision income
Net income	$20,765	$18,992	$14,545	$15,254	$16,318
Income tax expense	5,602	5,286	3,816	3,832	4,342
Provision for credit losses	830	350	260	1,775	500

Pre-tax, pre-provision income	$27,197	$24,628	$18,621	$20,861	$21,160

	As of
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Tangible common equity
Total common stockholders’ equity	$622,756	$629,765	$504,939	$493,837	$477,802
Less: goodwill and other intangibles	(71,857)	(72,218)	(20,327)	(20,448)	(20,580)

Tangible common equity	$550,899	$557,547	$484,612	$473,389	$457,222

Tangible assets
Total assets	$5,410,874	$5,391,206	$4,646,374	$4,480,500	$4,479,437
Less: goodwill and other intangibles	(71,857)	(72,218)	(20,327)	(20,448)	(20,580)

Tangible assets	$5,339,017	$5,318,988	$4,626,047	$4,460,052	$4,458,857

Shares outstanding	18,847,573	18,839,105	16,342,219	16,293,577	16,247,839

Total stockholders’ equity to total assets	11.51%	11.68%	10.87%	11.02%	10.67%
Tangible common equity to tangible assets	10.32%	10.48%	10.48%	10.61%	10.25%
Book value per share	$33.04	$33.43	$30.90	$30.31	$29.41
Tangible book value per share	$29.23	$29.60	$29.65	$29.05	$28.14